Exhibit 99.1

For Immediate Release Phoenix, Arizona - January 18, 2006 Contacts: Dave Jackson, CFO (602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Fourth Quarter of 2005

Knight Transportation Inc. (NYSE: KNX) announced today its financial results for the quarter and year ended December 31, 2005. All earnings per share amounts reflect the company's 3-for-2 stock split effective December 23, 2005.

For the quarter, total revenue increased 29.8%, to $164.6 million from $126.8 for the same quarter of 2004. Revenue, before fuel surcharge, increased 22.2%, to $140.8 million from $115.2 million for the same quarter of 2004. Net income increased 27.3%, to $18.5 million from $14.6 million for the same period of 2004. Net income per diluted share increased to $0.21 from $0.17 for same quarter 2004.

For the twelve months ended December 31, 2005, total revenue increased 28.2%, to $566.8 million from $442.3 million for the same period of 2004. Revenue, before fuel surcharge, increased 21.2%, to $499.0 million from $411.7 million for the same period of 2004. Net income increased 28.9%, to $61.7 million from $47.9 million for the same period of 2004. Net income per diluted share increased to $0.71 from $0.55 for the same period of 2004.

During the quarter, the company completed a 3-for-2 stock split effected in the form of a 50% stock dividend paid on December 23, 2005. This was the company's fifth 3-for-2 stock split since May of 1998, and raised outstanding shares to approximately 85.6 million. The company had previously announced a cash dividend of $.02 per share to shareholders of record on January 31, 2006, and payable on Febuary 14, 2006. The aggregate cash payable in the dividend will be increased by approximately 50% compared with the cash dividends paid prior to the recent stock split.

Chairman and Chief Executive Officer Kevin P. Knight, offered the following comments: "During the fourth quarter our revenue growth was driven by a combination of fleet expansion and improved revenue per mile. We benefited from opening new service centers, increasing service in existing centers, and a full quarter of revenue from Edwards Bros., which we acquired in August 2005.

"A solid U.S. economy and a favorable relationship between shipping demand and truckload capacity contributed to a 5.9% increase in average revenue per loaded mile, before fuel surcharge, and an improvement in our percentage of non-revenue miles compared with the also strong fourth quarter of 2004.

"In addition to growth, for the 44th consecutive quarter since going public, we generated higher year-over-year operating income. In addition, our operating ratio of 78.2% represented a 70 basis point improvement over the 2004 quarter and the best quarterly operating ratio in our history as a public company. Solid productivity, improved fuel surcharge collection, and constant focus on expense control more than overcame cost increases relating to higher prices of revenue equipment, higher diesel fuel prices, declining fuel efficiency due to emissions control regulations, and increases in driver compensation.

"During the quarter, average tractors operated increased 15.4% over the fourth quarter of 2004. We purchased 349 new tractors during the quarter, 241 of which replaced existing units and 108 were for expansion. We also purchased 406 new trailers, 270 of which replaced existing units. For the quarter we invested $37.5 in net capital expenditures. At December 31, 2005, our balance sheet reflected $18.8 million in cash, $2.3 million in short-term investments, zero debt, and $352.9 million in shareholders' equity.

"In looking at 2005 as a whole, we continued to demonstrate the strength and flexibility of our growth model. We expanded organically by opening new dry van service centers in Chicago, El Paso and Reno, as well as increasing business at existing service centers. We also added our first brokerage service center in Phoenix as well as our second refrigerated service center in Idaho Falls through the acquisition of Edwards Bros. We now have 23 service centers strategically located throughout the U.S.

"Looking forward to 2006, we plan to continue to grow our fleet by approximately 15% and, assuming GDP growth remains favorable, we believe that our markets will continue to offer an environment for rate increases to offset the additional costs associated with driver pay, fuel and the introduction of the federally mandated 2007 engines."

The company will hold a conference call on January 19, 4:00 ET, to further discuss its results of operations for the quarter ended December 31, 2005. The dial-in number for this conference call is (800) 350-3624.

Knight Transportation Inc., headquartered in Phoenix, Arizona, is a truckload carrier offering dry van, refrigerated and brokerage services to its customers through a network of service centers located throughout the United States. Refrigerated and brokerage services are provided through the wholly owned subsidiaries of Knight Refrigerated, LLC, and Knight Brokerage, LLC, respectively. The principal types of freight transported includes consumer staples, retail, paper products, packaging/plastics, manufacturing and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,

	(Unaudited, in thousands, except per share amounts)

	2005	2004	2005	2004

REVENUE:
Revenue, before fuel Surcharge	$140,755	$115,196	$498,996	$411,717
Fuel surcharge	23,821	11,573	67,817	30,571

TOTAL REVENUE	164,576	126,769	566,813	442,288

OPERATING EXPENSES:
Salaries, wages and benefits	44,731	36,918	162,778	133,822
Fuel expense - gross	40,385	26,058	133,469	85,071
Operations and maintenance	9,580	7,346	34,449	26,369
Insurance and claims	7,939	6,341	25,159	22,319
Operating taxes and licenses	3,406	2,732	12,412	9,798
Communications	1,330	948	4,267	3,602
Depreciation and amortization	14,180	11,820	52,603	40,755
Lease expense - revenue equipment	115	145	183	3,047
Purchased transportation	9,591	7,645	31,787	29,342
Gain on sales of equipment	(1,019)	-	(2,803)	-
Miscellaneous operating expenses	3,616	2,549	10,814	8,801

	133,854	102,502	465,118	362,926

Income From Operations	30,722	24,267	101,695	79,362

Other income/(expense)	(189)	-	361	-
Interest income	216	59	658	398

	27	59	1,019	398

Income Before Income Taxes	30,749	24,326	102,714	79,760
INCOME TAXES	12,200	9,750	41,000	31,900

NET INCOME	$18,549	$14,576	$61,714	$47,860

Net Income Per Share
- Basic	$0.22	$0.17	$0.72	$0.57

- Diluted	$0.21	$0.17	$0.71	$0.55

Weighted Average Shares
Outstanding
- Basic	85,567	84,897	85,302	84,599

- Diluted	87,110	86,937	86,647	86,459

BALANCE SHEET DATA:
	12/31/2005	12/31/2004

ASSETS	(Unaudited, in thousands)

Cash and cash equivalents	$18,809	$23,155
Short term investments	2,278	2,202
Accounts receivable, net	79,848	58,733
Notes receivable, net	241	171
Inventories and supplies	3,355	2,332
Prepaid expenses	7,156	5,215
Income tax receivable	-	3,216
Restricted cash	211	-
Deferred tax asset	8,533	7,493

Total Current Assets	120,431	102,517

Property and equipment, net	352,339	287,930
Notes receivable, long-term	344	77
Goodwill	8,119	7,504
Other Assets	2,594	4,839

Total Assets	$483,827	$402,867

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$7,464	$5,044
Accrued payroll	5,452	4,558
Accrued liabilities	13,307	5,684
Dividends payable	1,713	-
Claims accrual	26,155	23,904
Other current liabilities	211	-

Total Current Liabilities	54,302	39,190

Deferred Income Taxes	76,597	72,660

Total Liabilities	130,899	111,850

Common stock	857	850
Additional paid-in capital	87,148	81,834
Retained earnings	264,923	208,333
Total Shareholders' Equity	352,928	291,017

Total Liabilities and Shareholders' Equity	$483,827	$402,867

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,

	2005	2004		2005	2004
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change

Average Revenue Per Loaded Mile(a)	$1.709	$1.614	5.9%	$1.654	$1.546	7.0%

Average Revenue Per Total Mile(a)	$1.518	$1.424	6.6%	$1.461	$1.369	6.7%

Empty Mile Factor	11.2%	11.8%	-5.1%	11.7%	11.5%	1.7%

Average Miles Per Tractor	28,421	28,692	-0.9%	112,382	114,793	-2.1%

Average Length of Haul	609	577	5.5%	580	556	4.3%

Operating Ratio(b)	78.2%	78.9%		79.6%	80.7%

Average Tractors - Total	3,227	2,797	15.4%	3,016	2,600	16.0%

Tractors - End of Quarter:
Company	3,034	2,574		3,034	2,574
Owner - Operator	237	244		237	244
	3,271	2,818		3,271	2,818

Trailers - End of Quarter	7,885	7,126		7,885	7,126

Net Capital Expenditures
(in thousands)	$37,535	$23,023		$103,583	$115,672

Cash Flow From Operations
(in thousands)	$45,447	$22,809		$107,764	$97,195

(a) Excludes fuel surcharge.

(b) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press release, stockholder reports,  Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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